UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2007

HARTMARX CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE                1-8501                36-3217140
(State or other jurisdiction      (Commission           (IRS Employer
      of incorporation)           File Number)          Identification No.)

101 North Wacker Drive
Chicago, Illinois 60606
(Address of principal executive offices) (Zip Code)

(312) 372-6300
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On August 16, 2007, M Acquisition Corp. ("M Acquisition"),a wholly-owned subsidiary of Hartmarx Corporation ("Hartmarx"), Hartmarx, Monarchy, LLC ("Seller"), Eric Kim and Hyung Tae Kim entered into a Purchase Agreement dated and effective as of August 14, 2007 (the "Purchase Agreement").  Pursuant to the Purchase Agreement,  M Acquisition acquired certain assets of Seller, including certain accounts receivable, inventory, fixed assets, trademarks, tradenames, copyrights and other intellectual property, and leased office facilities in Los Angeles, California, and New York, New York.  The cash purchase price paid for the assets paid at closing was $12 million.  M  Acquisition also paid-off approximately $2.3 million of working capital financing and assumed approximately $2.4 million of accounts payable and accrued expenses of the Seller.

The Purchase Agreement also provides for additional contingent payments to Seller based upon the achievement of specified annualized operating earnings of the business over a seven-year period commencing December 1, 2007.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

2.1
Purchase Agreement, dated as of August 14, 2007, by and among M Acquisition Corp., a Delaware corporation, Hartmarx Corporation, a Delaware corporation, Monarchy, LLC, a California limited liability company, Eric Kim and Hyung Tae Kim.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

/s/ Taras R. Proczko

Taras R. Proczko
Senior Vice President
Dated: August 20, 2007

EXHIBIT LIST

Exhibit Number	Description

2.1
Purchase Agreement, dated as of August 14, 2007, by and among M Acquisition Corp., a Delaware corporation, Hartmarx Corporation, a Delaware corporation, Monarchy, LLC, a California limited liability company, Eric Kim and Hyung Tae Kim.